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 FORM 3                                                                                                         OMB APPROVAL
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                                                                                                        OMB Number         3235-0104

                                                                                                        Expires:  September 30, 1998

                                                                                                        Estimated average burden
                                                                                                        hours per response...... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
            Pasch, Peter Alan                 Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)               RailWorks Corporation RWKS         (Month/Day/Year)
     (Last)     (First)     (Middle)               7/23/98               ----------------------------------
                                           ----------------------------  5. Relationship of Reporting        -----------------------
        c/o Comstock Holdings, Inc.        3. IRS Identification            Person to Issuer                 7. Individual or Joint/
        One North Lexington Avenue            Number of Reporting           (Check all applicable)              Group Filing (Check
----------------------------------------      Person, if an Entity         X   Director          10% Owner      applicable line)
             (Street)                         (Voluntary)                -----            -----                     Form filed by
        White Plains, New York 10601       ----------------------------    X   Officer           Other       -----  One Reporting
----------------------------------------                                 ----- (give      -----  (specify           Person
      (City)      (State)      (Zip)                                           title below)      below)             Form filed by
                                                                          President of Comstock and named    -----  More than One
                                                                           to be a Director                         Reporting Person
                                                                          ----------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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Common Stock                                            291,852(1)               D
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                   (Print or Type Responses)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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Explanation of Responses:

(1)  Number of shares estimated based upon the best information available at the time issuer becomes a reporting company under the
     Securities Exchange Act of 1934.  Number of shares may be adjusted in accordance with provisions in the acquisition agreements governing the combination of entities to form the issuer.

                                                                                    /s/ Peter Alan Pasch               7/23/98
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                        Peter Alan Pasch
Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

                                                     (Print or Type Responses)
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